Exhibit 10.1

LETTER OF INTENT

September 10, 2010

Mr. Simon Arnison
Mount Knowledge USA, Inc.
Vice President, Secretary and Director
39555 Orchard Hill Place
Novi, Michigan 48375

Re: Extension of Letter of Intent dated June 30, 2010

Dear Mr. Arnison:

This letter confirms our mutual intentions to further extend the effective period of the Letter of Intent executed on April 26, 2010 by and between MOUNT KNOWLEDGE HOLDINGS, INC., a fully reporting public Nevada corporation (“Purchaser and/or MKHD”) and MOUNT KNOWLEDGE USA, INC. (“MTKUSA”), a privately-held Nevada corporations and its Shareholders (“Shareholders”), hereinafter MTKUSA and the Shareholders shall be collectively referred to as (the “Sellers”) with respect to the potential transaction described therein.

All of the terms and conditions of the proposed transaction shall be set forth in a definitive agreement (the “Stock Purchase and Share Exchange Agreement”) to be executed on or before October 31, 2010 (the “Extended Period”), with a subsequent date of closing (the “Closing Date”), to be mutually agreed to by Sellers and Purchaser.

The modification and extension is required for Mount Knowledge USA, Inc. to complete the ongoing Regulation D Rule 506 Private Placement Memorandum (PPM) to raise a maximum of $1,500,000 dollars in equity capital in MTKUSA, of which MTKUSA presented to MKHD as of the date of this Letter of Intent extension that it has already raised a total of approximately $1,450,000 dollars (unaudited) to date. Both parties agree that MTKUSA shall be allowed to continue to raise capital from its PPM until the Closing Date at which time the shareholders of record of MTKUSA at such date would be acknowledged and included in the executed Stock Purchase and Share Exchange Agreement.

This document, in and of itself, does not represent an enforceable legal contract. This extension, when executed by both parties, shall not supersede any of the terms and conditions set forth in the previously executed Letter of Intent on or about April 26, 2010. All terms and conditions of the original Letter of Intent dated on April 26, 2010 shall remain in full effect.

If the foregoing terms and conditions are acceptable to Mount Knowledge USA, Inc, please so indicate by initialing each page and signing the enclosed copy of this Letter of Intent and returning it to the attention of the undersigned.

Sincerely,

MOUNT KNOWLEDGE HOLDINGS, INC.

By:  /s/ Daniel A. Carr
        Daniel A. Carr,
        President and CEO

ACCEPTED AND AGREED

MOUNT KNOWLEDGE USA, INC.

By:  /s/ Simon Arnison
        Simon Arnison
        Vice President, Secretary and Director

Date: September 10, 2010